Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Decision by the Board of Directors of Oi Regarding

the Terms of the Corporate Restructuring Involving Oi and PT SGPS

Oi S.A. (“Oi,” Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C) informs its shareholders and the market in general that, in a meeting held on this date, the Board of Directors of Oi, having learned of the release of a preliminary announcement relating to the launch of a tender offer (the “Tender Offer”) for the shares of the capital of Portugal Telecom, SGPS, S.A. (“PT SGPS”), which includes conditions that would result in alterations to terms of the restructuring and merging of the shareholder bases already underway (the “Transaction”), specifically the conditions listed in lines vi, vii, viii and ix of item 14 of the preliminary announcement, unanimously decided to reject any changes to the terms of the Transaction, thereby ratifying the decision of Oi’s Executive Board disclosed in a Material Fact today stating that they consider any changes to the definitive agreements entered into with PT SGPS on September 8, 2014, to be inappropriate.

As a result, Oi considers the Tender Offer unacceptable and confirms that it will not modify any corporate acts, definitive agreements or other instruments entered into in order to comply with the conditions stipulated in the Tender Offer.

Oi reiterates its commitment to its investors and the market to promote the migration of its shares to the Novo Mercado segment of the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros) through the merger of shares with Telemar Participações S.A.

Rio de Janeiro, November 10, 2014.

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive Officer,

Chief Financial Officer and Investor Relations Officer

Important Notice

Investors are urged to read any Solicitation/Recommendation Statement on Schedule 14D-9 filed by PT SGPS and/or Oi with the U.S. Securities and Exchange Commission (the “SEC”) when filed, as they will contain important information. The Solicitation/Recommendation Statements and other public filings made from time to time by PT SGPS and/or Oi are available without charge from the SEC’s website at www.sec.gov.

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to the proposed merger of shares (incorporação de ações) between Telemar Participações S.A. (“TmarPart”) and Oi.

In connection with the proposed merger of shares between TmarPart and Oi, TmarPart plans to file with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to shareholders of Oi (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding the proposed merger of shares.

We urge investors and security holders to carefully read the relevant prospectus and other relevant materials when they become available as they will contain important information about the proposed merger of shares.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed merger of shares, when available, free of charge on the Commission’s website at www.sec.gov or from TmarPart or Oi.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of TmarPart or Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “targets,” “goal” and similar expressions, as they relate to TmarPart or Oi, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management TmarPart or Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to TmarPart or Oi or their affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions TmarPart, Oi and their affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures TmarPart or Oi make on related subjects in reports and communications TmarPart or Oi file with the SEC.